EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Fiscal Third Quarter Results

HUNTINGTON BEACH, Calif., Oct. 23, 2014 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its fiscal 2014 third quarter that ended Tuesday, September 30, 2014.

Third Quarter 2014 Highlights

  Total revenues increased 9.7% to $206.5 million
  Total restaurant operating weeks increased 10.4%
  Comparable restaurant sales increased 0.3%, driven by a 0.7% increase in guest counts, partially offset by a lower average check
  Net income increased 77.7% to $6.5 million
  Diluted net income per share increased 76.9% to $0.23
  2014 restaurant development plan on schedule with three new restaurants opened in the quarter

"The 2014 third quarter represented the third consecutive quarter of progress following the implementation of our initiatives aimed at reigniting sales and improving our operating performance," commented Greg Trojan, President and CEO. "Our sales driving initiatives are focused around affordability, food quality and innovation, speed and hospitality.  Progress in each of these areas drove positive comparable restaurant sales for the first time in five quarters. Importantly, our positive comparable restaurant sales were driven by a 0.7% increase in guest traffic, which more than offset a lower average check resulting from our sales building initiatives around affordability. Our progress in increasing guest counts is particularly notable as we already have industry leading guest traffic levels in the casual dining sector.   Continued success in building comparable restaurant sales should meaningfully improve our future financial performance given the operating leverage in our business model."

"Our sales momentum combined with our cost containment and Project Q initiatives enabled us to deliver restaurant level margins of 17.6%, a 130 basis point year-over-year improvement," continued Trojan. "Our Project Q initiative, which is focused on improving kitchen productivity while enhancing our food quality and consistency, drove leverage in our restaurant labor despite a significant minimum wage increase in BJ's home state of California. I am extremely proud of our operators who continually provide us with some of our best Project Q ideas and who continue to ensure that our guests enjoy a high quality dining experience and great service every time they visit one of our restaurants."

In the third fiscal quarter of 2014, BJ's opened three new restaurants in Oviedo, Florida, Denton, Texas and Cedar Park, Texas, and earlier this month, in the fourth fiscal quarter, the Company opened a new restaurant in Richmond, Virginia. All of these restaurants are the Company's new 7,400 square foot prototype and cost approximately $4 million, on a gross basis, which is approximately $1 million less than the Company's prior prototype. Trojan added, "With nine new restaurants opened year to date and an approximate 12% year-over-year increase in operating weeks, BJ's is on track to achieve another solid year of double digit operating week growth. Additionally, by the end of fiscal 2014, we will have five restaurants opened in the mid-Atlantic providing us a solid foundation for expansion into the northeast. Our development team is now focused on finalizing our planned fiscal 2015 restaurant openings and is building a solid pipeline for fiscal 2016. We currently anticipate that the benefit of the new 2014 restaurant openings coupled with our planned opening of at least 15 new restaurants next year will further expand our operating weeks by approximately 10% in fiscal 2015."

The Company also announced that during the third fiscal quarter, it repurchased and retired approximately 1.7 million shares of its common stock for approximately $61.6 million. Since the first share repurchase authorization was approved in April 2014, the Company has repurchased and retired approximately 2.0 million shares for approximately $71.4 million. In August, the Board of Directors authorized an additional $100 million increase to the Company's share repurchase program bringing the total share repurchase program to $150 million. As of the third fiscal quarter, the Company has approximately $78.6 million available to be used to repurchase common stock under the authorized repurchase program. "BJ's strong opportunities for continued long-term expansion in several attractive markets combined with an organization-wide focus on driving efficiencies and return on invested capital positions us well to achieve our goal of enhancing shareholder value," Trojan concluded.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its third quarter 2014 earnings release today, October 23, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 154 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations in addition to using independent third party craft brewers. The Company's restaurants are located in California (63), Texas (32), Florida (18), Arizona (6), Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Virginia (3), Kentucky (2), Arkansas (1), Indiana (1), Kansas (1), Louisiana (1), Maryland (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 154 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Third Quarter Ended				Nine Months Ended
	September 30,		October 1,		September 30,		October 1,
	2014		2013		2014		2013
Revenues	$206,450	100.0%	$188,245	100.0%	$631,652	100.0%	$575,357	100.0%
Costs and expenses:
Cost of sales	51,842	25.1	46,651	24.8	158,126	25.0	141,392	24.6
Labor and benefits	73,339	35.5	67,232	35.7	224,549	35.5	201,114	35.0
Occupancy and operating	44,875	21.7	43,731	23.2	136,705	21.6	127,258	22.1
General and administrative	12,832	6.2	11,366	6.0	39,209	6.2	36,691	6.4
Depreciation and amortization	13,981	6.8	12,465	6.6	41,255	6.5	35,874	6.2
Restaurant opening	1,264	0.6	3,235	1.7	3,743	0.6	6,285	1.1
Loss on disposal of assets	283	0.1	79	--	1,124	0.2	648	0.1
Legal and other settlements	--	--	--	--	2,431	0.4	--	--
Total costs and expenses	198,416	96.1	184,759	98.1	607,142	96.1	549,262	95.5
Income from operations	8,034	3.9	3,486	1.9	24,510	3.9	26,095	4.5

Other income:
Interest (expense) income, net	(42)	--	31	--	(26)	--	116	--
Other income, net	179	0.1	278	0.1	830	0.1	738	0.1
Total other income	137	0.1	309	0.2	804	0.1	854	0.1
Income before income taxes	8,171	4.0	3,795	2.0	25,314	4.0	26,949	4.7

Income tax expense	1,689	0.8	147	0.1	6,170	1.0	6,431	1.1
Net income	$6,482	3.1%	$3,648	1.9%	$19,144	3.0%	$20,518	3.6%

Net income per share:
Basic	$0.23		$0.13		$0.68		$0.73
Diluted	$0.23		$0.13		$0.67		$0.71

Weighted average number of shares outstanding:
Basic	27,743		28,206		28,174		28,174
Diluted	28,311		28,922		28,782		28,895

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Cash, cash equivalents and marketable securities	$24,399	$32,786
Total assets	$620,219	$610,879
Total long-term debt, including current portion	$32,000	$ --
Shareholders' equity	$364,107	$401,436

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Third Quarter Ended				Nine Months Ended
	September 30, 2014		October 1, 2013		September 30, 2014		October 1, 2013
Stock-based compensation (1)
Labor and benefits	$344	0.2%	$406	0.2%	$1,117	0.2%	$1,032	0.2%
General and administrative	780	0.4	541	0.3	2,436	0.4	2,299	0.4
Legal and other settlements	--	--	--	--	232	--	--	--
Total stock-based compensation	$1,124	0.6%	$947	0.5%	$3,785	0.6%	$3,331	0.6%

Operating Data
Comparable restaurant sales % change	0.3%		(2.2%)		(1.5%)		(0.6%)
Restaurants opened during period	3		6		8		11
Restaurants open at period-end	153		140		153		140
Restaurant operating weeks	1,961		1,777		5,817		5,191

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for third quarter 2014 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the nine months ended September 30, 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees and other expenses incurred in connection with the shareholder settlement agreement announced on April 22, 2014. For the nine months ended October 1, 2013, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude the write-off of the remaining net book value of assets and other costs related to the closure and relocation of our smaller format restaurant in Eugene, Oregon.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Third Quarter Ended
	September 30, 2014				October 1, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$6,482	3.1%	$0.23	$3,648	1.9%	$0.13
Shareholder settlement costs (1)	--	--	--	--	--	--
Loss on restaurant closure	--	--	--	--	--	--
Tax effect – shareholder settlement costs (2)	--	--	--	--	--	--
Tax effect - loss on restaurant closure (2)	--	--	--	--	--	--
Non-GAAP adjusted net income & diluted net income per share	$6,482	3.1%	$0.23	$3,648	1.9%	$0.13

	Nine Months Ended
	September 30, 2014				October 1, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$19,144	3.0%	$0.67	$20,518	3.6%	$0.71
Shareholder settlement costs (1)	2,431	0.4	0.08	--	--	--
Loss on restaurant closure	--	--	--	326	0.1	0.01
Tax effect – shareholder settlement costs (2)	(593)	(0.1)	(0.02)	--	--	--
Tax effect - loss on restaurant closure (2)	--	--	--	(78)	--	--
Non-GAAP adjusted net income & diluted net income per share	$20,982	3.3%	$0.73	$20,766	3.6%	$0.72

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The tax effect is based on the Company's annual estimated effective tax rate of 24.4% for the third quarter and nine months ended September 30, 2014, and 23.9% for the third quarter and nine months ended October 1, 2013.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400